SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): April 15, 2003

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)
New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 7. Exhibits.

(c) The following exhibit is being furnished herewith:

Exhibit No.	Exhibit Description

99	Press release, dated April 15, 2003, issued by C. R. Bard, Inc.

ITEM 9. Regulation FD Disclosure (Information provided under Item 12 - Results of Operations and Financial Condition).

The following information is disclosed pursuant to Item 12 - Results of Operations and Financial Condition. It is being furnished under Item 9 of this Form 8-K in accordance with interim guidance issued by the SEC in release No. 33-8216.

On April 15, 2003, C. R. Bard, Inc. issued a press release reporting earnings and other financial results for its first quarter ended March 31, 2003. A copy of the press release is attached as Exhibit 99.

The press release referenced above compares the company's consolidated net sales and the company's net sales outside the United States for the first quarter of 2003 and the first quarter of 2002 on both a reported basis and a constant currency basis. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company's management believes the exclusion of these effects results in an additional meaningful comparison of net sales between the two periods. The press release also compares net income and diluted earnings per share for the first quarter of 2003 and the first quarter of 2002 on a reported basis and excluding certain specifically identified items. Because of the unusual nature of these items, the company's management believes that excluding them provides investors with meaningful information about the comparability of the company's results of operations between the two periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: /s/ Todd C. Schermerhorn

Name: Todd C. Schermerhorn

Title: Senior Vice President and Chief Financial Officer

April 15, 2003

EXHIBIT 99

Contact: Eric J. Shick

Vice President - Investor Relations

(908) 277-8413

Holly P. Glass

Vice President - Government and Public Relations

(703) 754-2848

BARD EXCEEDS FIRST QUARTER EXPECTATIONS

EARNINGS PER SHARE AT 89 CENTS

MURRAY HILL, NJ -- (April 15, 2003) -- C. R. Bard, Inc. (NYSE-BCR) today reported net sales of $335.9 million for the quarter ended March 31, 2003, up 11 percent over the prior year's net sales of $301.9 million. On a constant currency basis, first-quarter 2003 net sales increased 8 percent. First-quarter 2003 net sales in the U.S. were $242.8 million, up 9 percent over the prior-year period, and net sales outside the U.S. were $93.1 million, up 18 percent over the prior-year period. On a constant currency basis, net sales outside the U.S. increased by 7 percent over the prior-year quarter.

Net Income for the first quarter 2003 was $46.9 million, and diluted earnings per share were 89 cents, up 35 percent and 37 percent, respectively, over the same period in the prior year. For the quarter ended March 31, 2002, Bard reported net income of $34.7 million and diluted earnings per share of 65 cents. Included in the first quarter 2002 results were items totaling $6.9 million after tax, or 13 cents per diluted share, related to the termination of the Tyco merger agreement, divisional and manufacturing consolidation projects and corporate severance related costs, offset by the reversal of certain legal accruals. Without the items above, net income and diluted earnings per share grew 13 percent and 14 percent, respectively, for the quarter.

William H. Longfield, chairman and chief executive officer, commented, "We are pleased with our results for the quarter, and the progress of our strategic initiatives. Our 2002 realignment efforts are providing clear benefits. Gross margins have improved significantly and are allowing us to meaningfully add to our research and development portfolio, while continuing to generate the steady bottom-line performance that investors have come to expect from Bard."

C. R. Bard, Inc., (www.crbard.com) headquartered in Murray Hill, New Jersey, is a leading multinational developer, manufacturer and marketer of health care products in the fields of vascular, urology, oncology and surgical specialty products.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to our December 31, 2002 Form 10-K for a statement with regard to forward-looking statements, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied.
C. R. Bard, Inc.
Consolidated Statements of Income
(thousands of dollars except per share amounts, unaudited)

	Three Months Ended March 31,
	2003	2002

Net sales	$335,900	$301,900

Costs and expenses:
Cost of goods sold	146,200	139,500
Marketing, selling & administrative expense	104,100	88,300
Research & development expense	19,500	14,300
Interest expense	3,100	3,200
Other (income) expense, net	(1,700)	8,200
Total costs and expenses	271,200	253,500

Income before tax provision	64,700	48,400
Income tax provision	17,800	13,700

Net income (1)	$46,900	$34,700

Basic earnings per share	$0.91	$0.66

Diluted earnings per share	$0.89	$0.65

Weighted average common shares outstanding - basic	51,700	52,500

Weighted average common shares outstanding - diluted	52,500	53,200

(1) First quarter 2002 results include charges related to the termination of the Tyco merger agreement of $4.0 million after tax ($0.08 diluted earnings per share), divisional and manufacturing consolidation projects of $1.7 million after tax ($0.03 diluted earnings per share) and corporate severance related costs of $4.2 million after tax ($0.08 diluted earnings per share). These charges were offset with the reversal of certain legal accruals of $3.0 million after tax ($0.06 diluted earnings per share).

Product Group Summary of Net Sales
	Three Months Ended March 31,
				Constant
	2003	2002	Change	Currency
Vascular	$67,600	$59,900	13%	6%
Urology	109,300	99,200	10%	8%
Oncology	77,700	70,900	10%	8%
Surgery	64,400	56,000	15%	13%
Other	16,900	15,900	6%	5%
Total net sales	$335,900	$301,900	11%	8%